UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2007

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2051 Palomar Airport Road

Carlsbad, CA 92011

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (760) 431-9286

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On December 19, 2007, the issuer’s wholly owned subsidiary, Alphatec Spine, Inc. (“Alphatec Spine”) and Progressive Spinal Technologies LLC (“PST”) entered into an Exclusive License Agreement (the “License Agreement”) that provides Alphatec Spine with an exclusive worldwide license to develop and commercialize PST’s proprietary intellectual property related to a pedicle screw designed to be used for patients that have osteoporosis or poor bone density (the “Osteo Technology”) system. The Osteo Technology consists of an expandable a titanium pedicle screw that is designed to be implanted into the pedicle and then expanded in order to achieve increased purchase within the pedicle. This solution is designed for patients with osteoporosis or poor bone density, who are not viable candidates for procedures that use the current standard of pedicle screw.

The financial terms of the License Agreement include: (1) a cash payment payable following the execution of the License Agreement; (2) development and sales milestone payments in cash and the issuer’s common stock that could begin to be achieved and paid in 2008; and (3) a royalty payment based on net sales of licensed products with minimum annual royalties beginning in 2009.

The term of the License Agreement is 20 years. Alphatec Spine has the right to terminate the License Agreement for convenience upon 90 days prior written notice to PST. Each party has the right to terminate the License Agreement for material uncured breach by the other party.

A copy of the License Agreement referenced in this Item 1.01 will be filed with the issuer’s Annual Report on Form 10-K for the fiscal year ending December 31, 2007 and this description is subject in all respects to the actual terms of the License Agreement.

Item 3.02	Unregistered Sales of Equity Securities

Pursuant to the License Agreement, upon the achievement of certain development and sales milestone payments the issuer will be obligated to issue an aggregate of up to $2,000,000 of issuer’s common stock (the “Common Stock”). These development and sales milestones could begin to be achieved in 2008. The number of shares to be issued upon the achievement of these milestones will be based on the average of the closing price of the issuer’s common stock on the Nasdaq market for the 15 trading days prior to the date of the issuance. If the issuer is not listed on the Nasdaq market or a similar national exchange on the date of such issuance, Alphatec Spine shall be obligated to issue an equal amount of cash in lieu of such issuance of Common Stock. The obligation to issue the Common Stock pursuant to the License Agreement was made pursuant to the exemption from registration provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, in that (a) the investor is reasonably believed to have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment, (b) the investor was provided with required information and an opportunity to obtain additional information a reasonable period of time prior to the transaction, (c) the investor was advised of the limitations on resale of the Common Stock, (d) the investor represented its intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof, and (e) appropriate legends were affixed to the instruments issued in the transactions. Reference is made to the disclosure set forth under Item 1.01 of this report, which disclosure is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated December 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.
Dated: December 26, 2007

/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq. General Counsel and Vice President, Compliance

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated December 20, 2007